EXHIBIT 99.1

STEPAN REACHES ONE BILLION DOLLAR IN SALES

REPORTS HIGHER FULL YEAR EARNINGS

NORTHFIELD, Illinois, February 14, 2006 — Stepan Company (NYSE: SCL) today reported financial results for the fourth quarter and full year ended December 31, 2005.

SUMMARY

($ in thousands)	Three Months Ended December 31			Twelve Months Ended December 31
	2005	2004	% Change	2005	2004	% Change
Net Sales	$270,055	$239,385	+13	$1,078,377	$935,816	+15
Net Income (Loss)	(428)	601	—	13,159	10,324	+27
Earnings (Loss) per Diluted Share	$(0.07)	$0.04	—	$1.35	$1.05	+29

FOURTH QUARTER RESULTS

The fourth quarter resulted in a net loss of $0.4 million, or $0.07 per diluted share, compared to income of $0.6 million, or $0.04 per diluted share, a year ago. Contributing to the lower net income were a decline in Philippine joint venture income of $1.4 million and a $1.0 million reduction in foreign exchange gains included in other income. These items were partially offset by a favorable $2.0 million reduction in the income tax provision due to new income tax credits for biodiesel production and improved utilization of foreign tax loss carryforwards.

Operating income remained unchanged at breakeven. Improved global surfactant operating income was offset by a decline in polymer income. Surfactant sales volume and earnings growth were driven by significant contribution from sales of biodiesel, and improvement from its European operations.

Polymer operating income declined $2.3 million in large part due to production problems in our U.S. phthalic anhydride plant. In addition, after a planned maintenance turnaround at our phthalic anhydride plant in Millsdale, Illinois, the plant experienced an electrical substation fire due to an undersized transformer provided by the electrical utility company. The incident resulted in extended down time and start up problems. This led to lost sales volume and high maintenance costs.

Specialty Products posted weaker earnings on lower sales volume and profit margins.

Higher natural gas prices limited the improvement in surfactant earnings. Natural gas costs rose 157 percent over the fourth quarter of 2004. In addition to the higher prices for gas, usage increased because steam that is normally generated by our phthalic anhydride plant was limited due to the planned and unplanned production outage described above. Selling prices of our products were increased throughout the year to recover higher natural gas costs, but did not anticipate the fourth quarter price spike and higher usage.

Operating expenses grew by four percent, including a $1.1 million pretax charge for deferred compensation expense compared to a $0.9 million charge in the year ago quarter. The accounting requirement for the deferred compensation plan results in expense when the price of Stepan Company stock rises and income when the stock price declines.

Income from our Philippine joint venture declined by $1.4 million to a pretax loss of $0.5 million due to a decline in sales volume and a market shift to lower margin products. Fabric softener production is being added to the site to support growing Asian demand with commercial operations to commence by mid-year 2006.

The Company recorded the cumulative effect of a change in accounting principle for $370,000 of after tax expense for future asset retirement obligations related to the handling and disposition of asbestos removed upon retirement of buildings and equipment. While the Company has no plans to shut down any of its facilities, the future liability has been recorded in accordance with the adoption of FASB Interpretation No. 47, which interprets FASB Statement No. 143 covering asset retirement obligations.

Net sales increased 13 percent for the quarter due to increased sales volume (eleven percent) and higher selling prices (three percent), partially offset by a one percent decline attributable to foreign currency translation

FULL YEAR RESULTS

Net income for the year grew by 27 percent to $13.2 million, or $1.35 per diluted share, from $10.3 million, or $1.05 per diluted share. The Company’s surfactant and polymer segments both contributed to a $6.3 million (33 percent) improvement in operating income. Income from the Philippine joint venture declined by $3.0 million, resulting in a pre tax loss of $0.7 million. The lower effective tax rate contributed a $1.0 million reduction in income tax expense compared to the previous year.

Surfactant operating income grew by eight percent on a 10 percent gain in volume. Polymer operating income for the full year rose 24 percent on a nine percent decline in volume. Although volume declined, income improved, as selling price increases were successful in recovering margin erosion caused by high raw material costs. The previously mentioned fourth quarter phthalic anhydride production problems contributed to the decline in volume; however, the volume decline was somewhat offset by a large sale of polyurethane systems product for an aircraft carrier earlier in the year.

Net sales reached the one billion dollar mark for the first time in the Company’s history, reaching $1.1 billion, up 15 percent over the prior year of $935.8 million. The 15 percent increase in sales was attributable to higher sales volume (seven percent), increased selling prices (seven percent) and a positive effect of foreign currency translation (one percent).

SEGMENT RESULTS

($ in thousands)	Three Months Ended December 31			Twelve Months Ended December 31
	2005	2004	% Change	2005	2004	% Change
Net Sales
Surfactants	$207,117	$174,092	+19	$823,603	$709,487	+16
Polymers	56,886	58,690	-3	228,457	199,235	+15
Specialty Products	6,052	6,603	-8	26,317	27,094	-3

Total Net Sales	$270,055	$239,385	+13	$1,078,377	$935,816	+15

Surfactant earnings improved for the quarter and year due to a 17 percent and 10 percent improvement in volume, respectively. Multiple selling price increases were needed to keep pace with the escalation in raw material and energy costs. Raw materials rose largely in response to crude oil prices. Energy affected both freight costs as well as natural gas used in our production facilities. Improved global laundry and cleaning volumes led to improved utilization of our global sulfonation production capacity. Global fabric softener sales reached record volumes and profitability. In the U.S., a large portion of the earnings improvement came from sales of biodiesel, a methyl ester processed from soybean oil and sold to distributors who blend it with diesel fuel. Growing interest in renewable energy sources, reduced dependence on foreign oil, high energy costs and government incentives have stimulated this market. The Company has technology and manufacturing assets to make methyl esters as a feedstock for its surfactant products. This production technology is also suitable for making a methyl ester for sale as biodiesel. Latin American volume also contributed to the quarter and full year earnings improvement due to continued growth in fabric softener volume. Europe improved its results on higher volume and modest margin recovery. The majority of the volume improvement occurred during the second half of 2005 in the United Kingdom where a competitor closed a plant. Europe also benefited from a $1.4 million gain on insurance recoveries related to a fire at the U.K. plant in 2004.

Polymer earnings improved for the full year even though adversely affected by the previously noted fourth quarter phthalic anhydride plant problems and lower full year sales volume. Polyurethane polyol earnings grew as a result of successive price increases aimed at recovering margin lost to high raw material costs. However, sales volume dropped as commercial roofing demand declined in response to the higher costs. With the completion of the joint venture polyol plant in China during 2005, Stepan’s global polyol production capability now includes North America, Europe and Asia.

Specialty Products quarterly and full year earnings declined due to lower food and pharmaceutical ingredient volume, as well as, lower food margins brought about by competitive pressures.

OPERATING EXPENSES

($ in thousands)	Three Months Ended December 31			Twelve Months Ended December 31
	2005	2004	% Change	2005	2004	% Change
Marketing	$8,095	$7,955	+2	$32,467	$29,615	+10
Administrative - General	9,091	9,243	-2	33,245	35,510	-6
Administrative – Deferred Compensation Obligations	1,105	918	+20	2,094	694	+202
Research, development and technical service	7,269	6,453	+13	29,588	25,969	+14

Total	$25,560	$24,569	+4	$97,394	$91,788	+6

Operating expenses increased by four percent and six percent for the quarter and full year, respectively. All operating expense categories experienced higher full year employee benefit costs in the U.S. related to healthcare, pension and profit sharing. Healthcare costs grew by $1.7 million (23 percent) in the U.S. as a result of unusually high claim experience and above inflationary growth in the cost of those claims. U.S. pension expense rose by $1.2 million (32 percent) due to a decline in the discount rate used to measure plan obligations. Profit sharing grew by $0.9 million from zero in the prior year as the Company restored profit sharing contributions based on the improved profitability of the Company. Programs are underway in 2006 to contain the rate of growth in benefit costs. General administrative expense declined due to non-recurring 2004 SAP system implementation expenses in Europe and reduced litigation costs in the U.S.

OTHER INCOME AND EXPENSE

Interest expense increased due to higher average debt levels and rising short term interest rates. Higher raw material costs led to increased working capital requirements for receivables and inventory. Other, net income declined in the quarter due to lower foreign exchange gains.

OUTLOOK

“We continue to pursue opportunities for growth even as we navigate a volatile raw material and energy cost environment,” said F. Quinn Stepan, Jr., Chief Executive Officer. “We project recovering polymer volume as 2006 progresses. Biodiesel capacity expansion undertaken last year should be completed by the end of the first quarter of 2006 and construction of our Philippine joint venture’s fabric softener plant should be completed during the second quarter. We also have cost containment initiatives underway to help drive a higher return from our business. We expect further full year earnings improvement in 2006,” said Mr. Stepan.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the fourth quarter and year end results at 2 p.m. Eastern Time on February 15, 2006. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

STEPAN COMPANY

Statements of Income

For the Three and Twelve Months Ended December 31, 2005 and 2004

(Unaudited – 000’s Omitted)

	Three Months Ended December 31				Twelve Months Ended December 31
	2005	2004	% Change		2005	2004	% Change
Net Sales	$270,055	$239,385	+	13	$1,078,377	$935,816	+	15
Cost of Sales	244,431	214,773	+	14	955,515	824,849	+	16

Gross Profit	25,624	24,612	+	4	122,862	110,967	+	11

Operating Expenses:
Marketing	8,095	7,955	+	2	32,467	29,615	+	10
Administrative	10,196	10,161	+	—	35,339	36,204	-	2
Research, Development and Technical Services	7,269	6,453	+	13	29,588	25,969	+	14

	25,560	24,569	+	4	97,394	91,788	+	6

Operating Income	64	43	+	49	25,468	19,179	+	33

Other Income (Expense):
Interest, Net	(2,002)	(1,680)	+	19	(7,801)	(7,237)	+	8
Income from equity in joint venture	(504)	861	-	—	(729)	2,320	-	—
Other, net	136	1,131	-	88	708	371	+	91

	(2,370)	312	-	—	(7,822)	(4,546)	+	72

Income (Loss) Before Income Taxes and Minority Interest	(2,306)	355	-	—	17,646	14,633	+	21
Provision for (Benefit from) Income Taxes	(2,215)	(235)	+	—	4,170	4,320	-	3
Minority Interest	33	11	+	—	53	11	+	—

Income (Loss) Before Cumulative Effect of Change in Accounting Principle	(58)	601	-	—	13,529	10,324	+	31
Cumulative Effect of Change in Accounting Principle	(370)	—	-	—	(370)	—	-	—

Net Income (Loss)	$(428)	$601	-	—	$13,159	$10,324	+	27

Net Income/(Loss) Per Common Share – Basic
Income (Loss) before cumulative effect of change in accounting principle	$(0.03)	$0.04	-	—	$1.41	$1.06	+	33
Cumulative effect of change in accounting principle	(0.04)	—	-	—	(0.04)	—	-	—

Net Income (Loss) Per Common Share	$(0.07)	$0.04	-	—	$1.37	$1.06	+	29

Net Income/(Loss) Per Common Share - Dilutive
Income (Loss) before cumulative effect of change in accounting principle	$(0.03)	$0.04	-	—	$1.39	$1.05	+	32
Cumulative effect of change in accounting principle	(0.04)	—	-	—	(0.04)	—	-	—

Net Income (Loss) Per Common Share	$(0.07)	$0.04	-	—	$1.35	$1.05	+	29

Shares used to compute Net Income Per Common Share:
Basic	9,027	8,987	+	—	9,005	8,970	+	—

Diluted	9,027	9,055	-	—	9,725	9,038	+	8

STEPAN COMPANY

Balance Sheets

December 31, 2005 and December 31, 2004

(Unaudited – 000’s Omitted)

	2005 December 31	2004 December 31
ASSETS

Current Assets	$259,248	$235,484
Property, Plant & Equipment, net	211,119	208,870
Other Assets	45,792	48,422

Total Assets	$516,159	$492,776

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities	$162,904	$157,602
Deferred Income Taxes	2,210	7,758
Long-term Debt	108,945	94,018
Other Non-current Liabilities	74,361	64,223
Minority Interest	905	934
Stockholders’ Equity excluding Accumulated Other Comprehensive Loss	190,701	184,780
Accumulated Other Comprehensive Loss	(23,867)	(16,539)

Total Stockholders’ Equity	166,834	168,241
Total Liabilities & Stockholders’ Equity	$516,159	$492,776

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